1009002862v3 UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1) Filed by the Registrant  Filed by a Party other than the Registrant  Check the appropriate box:  Preliminary Proxy Statement  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  Definitive Proxy Statement  Definitive Additional Materials  Soliciting Material Pursuant to §240.14a-12 Spirit Airlines, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):  No fee required.  Fee paid previously with preliminary materials.  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11. SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2023 This proxy statement supplement (this “Supplement”), dated April 14, 2023, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Spirit Airlines, Inc. (the “Company”) dated March 30, 2023 and made available to stockholders in connection with the Annual Meeting of Stockholders to be held on May 10, 2023 (the “Annual Meeting”). Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. In the Proxy Statement, the Company made reference to directors attending committee meetings on an “ex officio” basis. The Company is filing this Supplement to clarify references to directors attending meetings of the Board of Directors (“Board”) committees of which they are not appointed members, including references to such attendance on an “ex officio” basis. As a matter of historical practice and on an optional basis, directors, including the Chair and the Chief Executive Officer of the Company, are invited to attend meetings of committees of which they

1009002862v3 are not appointed members. The Company and the Board believe that this practice allows directors the option to better inform themselves on certain matters and to provide necessary data and context on issues that are routinely handled at the committee level. Only members of the relevant committee vote, set meeting agendas, propose motions or recommendations, or take other similar actions. Furthermore, it is the frequent practice of each standing committee to hold executive sessions in which only designated members of that committee are present. A summary of each committee meeting is routinely presented at the next succeeding Board meeting, so that all members of the Board maintain an awareness of all committee deliberations. In light of the foregoing clarification of the Company’s practices, and to avoid any incorrect implication that any non-members of Board committees are active voting members, or can propose motions or recommendations or otherwise have significant influence over the deliberations of the committee, the Proxy Statement is hereby amended and restated in its entirety to remove references to “ex officio” participation in Board committee meetings by members of the Board who are not duly appointed members of such committees. Other than as specified above, no disclosure in the Proxy Statement is affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares. By order of the Board of Directors, /s/ Thomas Canfield Thomas Canfield Secretary April 14, 2023